Vertex Energy, Inc. 8-K

Exhibit 10.2

VERTEX ENERGY, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

Joshua D. Foster

CHIEF COMMERCIAL OFFICER

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS	1
1.1. Definitions.	1
ARTICLE II. EMPLOYMENT; TERM; DUTIES	3
2.1. Employment.	3
2.2. Duties and Responsibilities.	4
2.3. Related Party Transaction Committee.	4
2.4. Covenants of Executive.	4
ARTICLE III. COMPENSATION AND OTHER BENEFITS	4
3.1. Base Salary.	4
3.2. Discretionary Bonus.	5
3.3. Performance Standards.	5
3.4. Equity Awards.	5
3.5. Additional Grants/Awards.	5
3.6. Business Expenses.	5
3.7. Vacation.	6
3.8. Other Benefits.	6
3.9. Car Allowance.	6
3.10. Change of Control Payment.	6
ARTICLE IV. TERMINATION OF EMPLOYMENT	7
4.1. Termination of Employment.	7
4.2. Effect of Termination.	7
4.3. Consulting.	9
4.4. Treatment of Equity.	9
ARTICLE V. INVENTIONS	9
5.1. Inventions in General.	9
5.2. Inventions Retained and Licensed.	10
5.3. Assignment of Inventions.	10
5.4. Assignment of Other Rights.	10
5.5. Inventions Assigned to the United States.	10
5.6. Maintenance of Records.	10
5.7. Patent and Copyright Registrations.	10
ARTICLE VI. CONFIDENTIAL/TRADE SECRET INFORMATION	11
6.1. Applicability of Provisions after Lapse of Agreement.	11
6.2. Confidential/Trade Secret Information.	11
6.3. Non-Compete.	11
6.4. Non-Solicitation During Employment.	11
6.5. Restriction on Use of Confidential/Trade Secret Information.	12
6.6. Other Activities.	12
6.7. Prohibition Against Unfair Competition.	12
6.8. Non-Solicitation of Customers.	12
6.9. Non-Solicitation of Employees.	12
6.10. Former Employer Information.	12
6.11. Third Party Information.	13
6.12. Immunity From Liability for Certain Confidential Disclosures and Certain Allowed Disclosures.	13
6.13. Conflict of Interest.	13
6.14. Reasonable Restrictions.	13
6.15. Specific Performance.	13
6.16. Response to Legal Process; Allowable Disclosures.	13

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ARTICLE VII. INDEMNIFICATION	14
7.1. Required Indemnification.	14
7.2. In Addition to Other Obligations.	14
7.3. Notification and Required Actions.	14
ARTICLE VIII. ARBITRATION	14
8.1. Scope.	14
8.2. Mediation and Arbitration Procedure.	14
8.3. Limitations Period; Deadline to Assert Claims.	15
ARTICLE IX. MISCELLANEOUS	15
9.1. Binding Effect; Assignment.	15
9.2. Notices.	15
9.3. Severability.	15
9.4. Waiver.	16
9.5. Entire Agreement.	16
9.6. Amendment.	16
9.7. Authority.	16
9.8. Attorneys’ and Arbitration Fees.	16
9.9. Construction.	16
9.10. Governing Law.	16
9.11. Survival.	16
9.12. Section 280G Safe Harbor Cap.	17
9.13. Section 409A Compliance.	17
9.14. Withholding of Taxes and Other Executive Deductions.	18
9.15. Clawback.	18
9.16. Legal Counsel.	18
9.17. Right to Negotiate.	19
9.18. Voluntary Nature of Agreement.	19
9.19. Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures.	19

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THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 2nd day of September (the “Execution Date”), to be effective as of the Effective Date as defined below between Vertex Energy, Inc., a Nevada corporation (the “Company”), and Joshua D. Foster (“Executive”) (each of the Company and Executive are referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as the Chief Commercial Officer of the Company; and

WHEREAS, the Company desires to continue to obtain the services of Executive, and Executive desires to continue to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

ARTICLE I.
DEFINITIONS

1.1.          Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

1.1.1        “Cause” shall mean, in the context of a basis for termination by the Company of Executive’s employment with the Company, that:

(i)                 Executive materially breaches any obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of ARTICLE V or ARTICLE VI of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii)                Executive’s willful failure or refusal to perform or nonperformance of his duties required by this Agreement or assigned by the Company through the Board of Directors or the Chief Executive Officer, and without a reasonable basis for Executive to do so; provided, however, that Executive shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of, and failure of Executive to cure such failure or refusal within thirty (30) days after written notice; or

(iii)               Any gross negligence or willful misconduct of the Executive with regard to the Company or any of its subsidiaries resulting in a material economic loss to the Company or material damage to the Company’s reputation or business relationships; or

(iv)               Executive commits any act of misappropriation of funds or embezzlement; or

(v)                Executive commits any act of fraud; or

(vi)               Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; and, in the case of any of the above offenses, such offense casts reasonable doubt on Executive’s ability to perform his duties going forward.

1.1.2        “Change of Control” shall mean the happening of any of the following without the prior written consent of the Executive:

(i)                 Any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities without the approval of not fewer than two-thirds of the Board of Directors of the Company voting on such matter, unless the Board of Directors specifically designates such acquisition to be a change of control;

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(ii)                A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)               As a result of the election of members to the Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors as of the Execution Date (including Executive as a member of the Board of Directors as of the Execution Date), except in the event that such slate of directors is proposed by the Committee or the Board.

1.1.3        “COBRA” means Section 4980B of the Internal Revenue Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended.

1.1.4        “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries, which includes, but is not limited to, all proprietary information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with customers, partners, suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

1.1.5        “Current Ratio” means, as of the date of determination, (a) the current assets of the Company, divided by (b) the current liabilities of the Company, each as set forth in the financial statements of the Company as filed in the Company’s periodic reports with the Securities and Exchange Commission; except in the case of a Payment Date Current Ratio, which shall be calculated based on the Company’s internally generated financial statements, in accordance with generally accepted accounting principles, consistently applied.

1.1.6        “Effective Date” means September 2, 2024.

1.1.7        “Exchange Act” means the Exchange Act of 1934, as amended.

1.1.8        “Good Reason” shall mean, in the context of a basis for termination by Executive of his employment with the Company, any of the following without his prior written consent: (a) a material diminution in his authority, duties, or responsibilities; (b) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including, if applicable, a requirement that Executive report to an officer or employee of the Company rather than reporting to the Board; (c) a material breach by the Company of this Agreement, or (d) a material diminution in Executive’s Base Salary.

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1.1.9        “Initial Term” means a period beginning on the Execution Date and ending on the third (3rd) anniversary of the Execution Date.

1.1.10      “Non-Compete Period” means a period of twelve (12) months after the Termination Date.

1.1.11      “Person” (when capitalized) means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

1.1.12      “Restricted Area” means (A) any State (in the United States); and/or (B) any other geographic area (province, if such Restricted Area is in Canada, or country, if such Restricted Area is in a country other than the United States or Canada), in which the Company or any of its Subsidiaries provides Restricted Services or Restricted Products, directly or indirectly, during the twelve months preceding the Termination Date of Executive’s employment hereunder.

1.1.13      “Restricted Products” means used motor oil, petroleum by-products, renewable fuels, vacuum gas oil, aggregated feedstock, conventional crude refining and re-refined oil products, gasoline blendstock, pygas and fuel oil cutterstock, oil filters, engine coolant and/or other hydrocarbons and any other product that the Company or any of its Subsidiaries has provided or is researching, developing, manufacturing, distributing, refining, re-refining, aggregating, purchasing, selling and/or providing at any time during the two years immediately preceding the Termination Date, or about which the Executive obtained any trade secret or other Confidential/Trade Secret Information during the two years immediately preceding the Termination Date as a result of (a) his employment with the Company, (b) consulting services he provided to the Company, or (c) his position as a director of the Company.

1.1.14      “Restricted Services” means the collection, trading, purchasing, processing, storing, aggregation, transportation, manufacture, distribution, recycling, storage, refinement, re-refinement and sale of Restricted Products; or dismantling, demolition, decommission and marine salvage services and any other services that the Company or any of its Subsidiaries has provided or is researching, developing, performing and/or providing at any time during the two years immediately preceding the Termination Date or about which Executive obtained any trade secret or other Confidential/Trade Secret Information during the two years immediately preceding the Termination Date as a result (a) of his employment with the Company, (b) consulting services he provided to the Company, or (c) his position as a director of the Company.

1.1.15      “Subsidiary” or “Subsidiaries” means any or all Persons of which the Company owns directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a 20% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) at least 20% of the economic interests of such Person.

1.1.16      “Term” means the Initial Term and any Automatic Renewal Terms.

1.1.17      “Termination Date” shall mean the date on which Executive’s employment with the Company hereunder ends.

ARTICLE II.
EMPLOYMENT; TERM; DUTIES

2.1.          Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts such employment, as the Chief Commercial Officer (“CCO”) of the Company for the period from the Effective Date to the Execution Date and for the Initial Term; provided that this Agreement shall automatically extend for additional one (1) year periods after the Initial Term (each an “Automatic Renewal Term”) unless either Party provides the other written notice of their intent not to automatically extend the term of this Agreement at least sixty (60) days prior to the end of the Initial Term or any Automatic Renewal Term, as applicable (each a “Non-Renewal Notice”).

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2.2.          Duties and Responsibilities. Executive, as CCO, shall perform such administrative, managerial and executive duties for the Company (i) as are prescribed by applicable job specifications for the Chief Commercial Officer of a public company the size and nature of the Company, (ii) as may be prescribed by the Bylaws of the Company, (iii) as are customarily vested in and incidental to such position, and (iv) as may be assigned to him from time to time by the President, Chief Executive Officer or Board of Directors of the Company (the “Board”).

2.3.          Related Party Transaction Committee. The Company’s “Related Party Transaction Committee,” composed of at least two (2) independent directors (as determined by the rules and regulations of the NASDAQ Capital Market, or the principal exchange or market on which the Company’s securities then trade), shall be available to Executive to review any potential conflicts of interest between Executive, the Company and any other entity or individual which may be affiliated with Executive.

2.4.          Covenants of Executive.

2.4.1        Best Efforts. Executive shall devote his best efforts to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder, including all United States federal and state securities laws applicable to the Company.

2.4.2        Records. Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

2.4.3        Compliance. Executive shall use his best efforts to maintain the Company’s compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly traded companies under the Exchange Act. Executive shall at all times comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

2.4.4        Exchange Act Filing Requirements. The Executive agrees and acknowledges that due to the Executive’s status as a Section 16(a) “officer” of the Company (as described in Rule 16a-1(f) of the Exchange Act), he has an obligation to file various beneficial ownership reports and forms with the Securities and Exchange Commission, including Forms 3, 4 and 5 (where applicable) and that such obligation is solely the Executive’s regardless of whether the Company assists the Executive in filing such forms or not. The Executive agrees to use his best efforts to timely and adequately file all required beneficial ownership reports and forms required under the Exchange Act.

ARTICLE III.
COMPENSATION AND OTHER BENEFITS

3.1.          Base Salary. So long as this Agreement remains in effect, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary of $335,000 (as may be increased from time to time in accordance with this Section, the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. For so long as Executive is employed hereunder, beginning on December 31, 2024, and on each December 31st thereafter, the Base Salary may be increased as determined by the Compensation Committee of the Board (the “Committee”), in its sole and absolute discretion, or the Board, with the recommendation of the Committee. Notwithstanding the above, the Committee or the Board, with the recommendation of the Committee, may also increase the Base Salary from time to time, at any time, in its/their discretion. Such increase(s) in salary shall be documented in the Company’s records, but shall not require the Parties enter into a new or amended form of this Agreement.

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3.2.          Discretionary Bonus. Executive shall be eligible for a yearly discretionary cash bonus (a “Cash Bonus”) and equity bonus (the “Equity Bonus”) equal to an amount as determined by the Committee or the Board, with the recommendation of the Committee and based on the condition of the Company’s business and results of operations, the Committee’s evaluation of Executive’s individual performance for the relevant period, and the satisfaction of goals that may be established by the Committee. Each Cash Bonus shall be paid in the Committee’s discretion at the same time annual bonuses are paid to other executives of the Company, in an amount determined by the Committee in its sole discretion, based on such criteria as the Committee deems relevant; provided that, without limiting the above, and the discretionary nature of the bonuses, unless otherwise agreed by the Committee, no Cash Bonus shall be paid at any time that the sum of the Current Ratios, at the end of the last two completed calendar quarters that have been publicly filed with the SEC, divided by 2, totals less than 1.0. The Committee, or the Board, with the recommendation of the Committee, may also pay or grant discretionary Cash Bonuses or Equity Bonuses from time to time in their discretion, at any time, in its/their discretion. The Equity Bonus may be in the form of common stock, stock options or other equity consideration, in such amounts and with such terms as may be determined by the Committee or the Board, with the recommendation of the Committee, from time to time. Except as specified in ARTICLE IV regarding the payment of a bonus and other compensation following Executive’s termination of employment under certain circumstances, nothing herein shall require the Committee or the Board to pay any bonus, including any Cash Bonus or Equity Bonus. Except as specified in ARTICLE IV regarding the payment of a bonus and other compensation following Executive’s termination of employment, all bonuses paid to the Executive shall be in the discretion of the Committee or the Board with the recommendation of the Committee, absent a written agreement providing otherwise. The Cash Bonus shall only be paid to the extent the Company’s Chief Financial Officer has determined, as of a date within 10 business days of the date the Cash Bonus is to be paid (the “Proposed Payment Date”), that the Current Ratio, after paying the Cash Bonus, and any other cash bonuses awarded by the Compensation Committee and/or the Board of Directors of the Company, which are unpaid as of such Proposed Payment Date, will be equal to at least 1.0 (the “Payment Date Current Ratio”). Any Cash Bonus or Equity Bonus earned by the Executive shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as other executives of the Company; provided that in no event shall the Executive’s Cash Bonus or Equity Bonus be paid later than March 15th of the fiscal year following the fiscal year for which it was earned. Executive must be employed by the Company at the time of the payment of the Cash Bonus and Equity Bonus.

3.3.          Performance Standards. The Executive and the Company agree that the Executive’s discretionary Cash Bonus and equity-based compensation (including the Equity Bonus) may, but shall not be required to, be based on the Executive’s and the Company’s achievement of performance goals that may be established by the Committee after discussion with the Executive and his supervisors (if any). Until or unless the Company and the Committee establish performance goals, the Executive’s discretionary Cash Bonus and equity-based compensation (including the Equity Bonus) will be wholly discretionary.

3.4.          Equity Awards. During the Term, the Executive shall be eligible to receive equity and equity-based awards (including the Equity Bonus) in the discretion of the Board or the Committee and on such terms and conditions as determined by the Board or the Committee. Any equity and equity-based awards (including the Equity Bonus) granted to the Executive, whether before or after the Execution Date, shall be governed by the terms and conditions of the applicable Company equity incentive plan(s), as may be in effect from time to time, and the award agreements governing such equity or equity-based awards (any such plan and award agreements, collectively, the “Equity Agreements”). Any equity-based awards granted to Executive after the Execution Date shall have vesting and exercisability terms that are no less favorable to Executive than the terms required by this Agreement.

3.5.          Additional Grants/Awards. Executive shall be eligible to receive additional equity incentive grants or cash bonus awards as determined by the Board or a committee of the Board in its sole discretion.

3.6.          Business Expenses. So long as this Agreement is in effect, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company.

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3.7.          Vacation. Executive will be entitled to 20 days of paid time-off (“PTO”) per year. PTO days shall accrue beginning on the 1st of January for each year during the term of this Agreement. Unused PTO days shall expire on December 31 of each year and shall not roll over into the next year. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company.

3.8.          Other Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plans or programs for which he is eligible that are provided by the Company to its management employees, such as retirement, health, life insurance, and disability plans, vacation and sick leave policies, business expense reimbursement policies that the Company has in effect from time to time, and stock option plan, 401(k) plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives. The Company retains the right to terminate or alter the terms of any benefit programs that it may establish, provided that no such termination or alteration shall adversely affect any vested benefit under any benefit program or other obligation set forth in this Agreement.

3.9.          Car Allowance. The Company shall provide the Executive an automobile allowance of $750 per month during the term of Executive’s employment hereunder.

3.10.        Change of Control Payment.

3.10.1      If a Change of Control occurs during the Term or within six months after Executive’s termination of employment pursuant to Section 4.1.5 or 4.1.6, the Company shall pay Executive, within 60 days following the date of such Change of Control, a cash payment in a lump sum in an amount equal to (x) minus (y) where (x) equals 3.0 times the sum of (a) the most recent annual Base Salary of the Executive; and (b) the amount of the most recent Cash Bonus paid to the Executive pursuant to Section 3.2 of this Agreement (the “Change of Control Payment”) and (y) equals the amount of any Severance Payment actually paid to Executive pursuant to Section 4.2.3, below). If this Agreement has been terminated prior to any Cash Bonus being awarded pursuant to this Agreement or if the most recent Cash Bonus was zero, the “amount of the most recent Cash Bonus paid to the Executive pursuant to Section 3.2 of this Agreement” in the immediately preceding sentence shall be replaced with “an amount equal to the greater of (1) the amount of Executive’s most recent annual cash bonus awarded by the Committee or the Board (whether or not a Cash Bonus hereunder) (“Most Recent Cash Bonus”); and (2) the amount of Executive’s annual cash bonus awarded by the Committee or the Board (whether or not a Cash Bonus hereunder) for the year immediately preceding the Most Recent Cash Bonus (the “Preceding Year Bonus”)”. The Change of Control Payment shall be made less applicable withholding.

3.10.2      In the event of a change of control (as such term(s) are defined and/or used in each Equity Agreement, an (“Equity Award Change of Control”), the equity-based compensation held by the Executive prior to the date of this Agreement shall vest to the extent set forth in such Equity Agreements and shall be exercisable for the time periods set forth in such Equity Agreements.

3.10.3      The Equity Agreements for all Equity Bonus and other equity-based compensation granted to Executive on and after the date of this Agreement shall provide that upon an Equity Award Change of Control all of Executive’s Equity Bonus and other equity-based compensation shall immediately vest regardless of whether the Executive is retained by the Company or successor following the Equity Award Change of Control and any outstanding stock options and other equity compensation held by the Executive shall be exercisable by the Executive pursuant to the terms thereof until the earlier of (A) three (3) months from Executive’s Termination Date and (B) the latest date upon which such stock options and other equity compensation would have expired by their original terms under any circumstances.

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ARTICLE IV.
TERMINATION OF EMPLOYMENT

4.1.          Termination of Employment. Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

4.1.1        upon the death of Executive;

4.1.2        upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Committee or the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

4.1.3        upon delivery to the Company of a written notice of termination by Executive for any reason other than for Good Reason (for which Executive shall provide sixty (60) days of notice); except, if Executive delivers a notice of termination pursuant to Section 2.1, upon the expiration of the Initial Term or the applicable Automatic Renewal Term during which such notice is provided, which shall instead be subject to Section 4.1.7;

4.1.4        upon delivery to Executive of written notice of termination by the Company for Cause;

4.1.5        upon delivery of written notice of termination from Executive to the Company for Good Reason, provided, however, prior to any such termination by Executive pursuant to this Section 4.1.5, Executive shall have advised the Company in writing within ninety (90) days after the initial occurrence of any circumstances that would constitute Good Reason, the Company shall have thirty (30) days following receipt of Executive’s written notice (the “Cure Period”) to cure such initial occurrence of any circumstances that would constitute Good Reason, and further provided that such written notice of termination is provided by Executive within thirty (30) days after the end of such Cure Period, provided that such initial occurrence of the circumstances constituting Good Reason has not been cured during such Cure Period; or

4.1.6        upon delivery to Executive of a written notice of termination by the Company without Cause; except if Company delivers a notice of termination pursuant to Section 2.1, upon the expiration of the Initial Term or the applicable Automatic Renewal Term during which such notice is provided, which shall instead be subject to Section 4.1.8;

4.1.7        if the Executive delivers a notice of termination pursuant to Section 2.1, upon the expiration of the Initial Term or the applicable Automatic Renewal Term during which such notice is provided; or

4.1.8        if the Company delivers a notice of termination pursuant to Section 2.1, upon the expiration of the Initial Term or the applicable Automatic Renewal Term during which such notice is provided. The Company’s notice of termination under this section must contain a statement notifying the Executive that either:

(a)     the Company shall apply Section 6.1 of this Agreement and abrogates its right to enforce certain sections of ARTICLE VI as provided therein; or

(b)    the Company shall not apply Section 6.1 of this Agreement and intends that all of ARTICLE VI remains in full force and effect as provided therein.

4.2.          Effect of Termination. In the event that Executive’s employment hereunder is terminated in accordance with the provisions of this Agreement, Executive shall be entitled to the following:

4.2.1        If Executive’s employment is terminated pursuant to Sections 4.1.1 (death) or Section 4.1.2 (disability), Executive or his estate shall be entitled to a lump sum cash severance payment equal to the sum of (i) Executive’s Base Salary accrued through the Termination Date; (ii) any unpaid Cash Bonus for the prior year that would have been paid had Executive not been terminated prior to such payment; and (iii) the pro rata amount of the current year’s bonus (through the end of the month of termination), which would have been payable to the Executive, had the Executive been employed through the end of the then current calendar year, based on the Board or Committee’s good faith assessment of the amount which would have been paid to Executive as a cash bonus for such calendar year, based on the Company’s and Executive’s quantifiable performance through the Date of Termination, and the Board or Committee’s customary bonus determination matrix, with rankings based on the Company’s peer group and the Board or Committee’s individual rankings of such matrix items, in each case utilizing the Company’s then current process for determining bonuses as determined by the Committee in their reasonable discretion (the “Good Faith Bonus Determination”). Such amount shall be paid within 60 days after the Termination Date. Executive or his estate shall be entitled to no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of the Termination Date and continuation of health insurance benefits on the terms and to the extent required by COBRA, or such other similar law or regulation as may be applicable to the Executive or the Company with respect to the Executive. Additionally, and notwithstanding anything to the contrary in any Equity Agreement, any unvested stock options or equity compensation held by Executive shall vest and shall be exercisable until the earlier of (A) ninety days (90) days from the date of termination and (B) the latest date upon which such stock options or equity would have expired by their original terms under any circumstances.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

4.2.2        If Executive’s employment is terminated pursuant to Section 4.1.3 (without Good Reason by the Executive), Section 4.1.7 (Executive’s Non-Renewal Notice), Section 4.1.8(a) (Company’s Non-Renewal Notice providing that Section 6.1 shall apply), or Section 4.1.4 (by the Company for Cause): Executive shall be entitled to his Base Salary accrued through the Termination Date and no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of the Termination Date and continuation of health insurance benefits on the terms and to the extent required by COBRA, or such other similar law or regulation as may be applicable to the Executive or the Company with respect to the Executive. Such amount shall be paid within 60 days after the Termination Date. Additionally, any unvested stock options or equity compensation held by Executive shall immediately terminate and be forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) shall be subject to terms and conditions set forth in the applicable Equity Agreement, as such may describe the rights and obligations upon termination of employment of Executive.

4.2.3        If Executive’s employment is terminated by Executive pursuant to Section 4.1.5 (Good Reason), by the Company pursuant to Section 4.1.6 (without Cause by the Company), or by the Company pursuant to Section 4.1.8(b) (Company’s Non-Renewal Notice providing that Section 6.1 shall not apply): (a) Executive shall be entitled to his Base Salary accrued through the Termination Date and any unpaid Cash Bonus for the prior completed calendar year that would have been paid had Executive not been terminated prior to such payment, plus a lump sum cash severance payment equal to the sum of (i) an amount equal to Executive’s current annual Base Salary plus (ii) an amount equal to the Good Faith Bonus Determination for the full calendar year containing the Termination Date (instead of the period through the Termination Date as discussed in Section 4.2.1) (such total payment referred to herein in Section 4.2.3(a) as the “Severance Payment”); and (b) provided Executive elects to receive continued health insurance coverage through COBRA, the Company will pay Executive’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees, if any) for twelve (12) months following the Termination Date (the “Health Payment”); provided, however, that if at any time Executive is covered by a substantially similar level of health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make the Health Payment. Additionally, and notwithstanding anything to the contrary in any Equity Agreement, any unvested stock options or equity compensation previously granted to the Executive will vest immediately upon such termination and shall be exercisable by the Executive until the earlier of (A) three (3) months from the date of termination and (B) the latest date upon which such stock options or equity would have expired by their original terms under any circumstances. Executive shall be entitled to no other post-employment benefits except as provided for under this Section 4.2.3 and for benefits payable under applicable benefit plans in which Executive is entitled to participate through the Termination Date, subject to and in accordance with the terms of such plans. The Severance Payment shall be paid in cash within sixty (60) days after the Termination Date. The Severance Payment shall be paid in cash within sixty (60) days after the Termination Date.

4.2.4        As a condition to Executive’s right to receive any benefits pursuant to Section 4.2.3 of this Agreement, (A) Executive must execute and deliver to the Company a written release in form and substance satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Executive’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Executive has accrued a benefit), which shall become effective by the 90th day following the Executive’s Termination Date; and (B) Executive must not have breached any of his covenants and agreements under ARTICLE V or ARTICLE VI of this Agreement, which shall continue following the Termination Date. If the ninety-day period discussed above begins in one taxable year and ends in a second taxable year, then the Company’s payment of amounts due hereunder shall be made no earlier than the first day of the second taxable year.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

4.2.5        In the event of termination of Executive’s employment pursuant to Section 4.1.4 (by the Company for Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the demonstrable loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Executive in connection with such acts or omissions.

4.2.6        Upon termination of Executive’s employment hereunder, or on demand by the Company during the Term of this Agreement, Executive will immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement. However, Executive may retain any materials or documents which he shall need in any legal action to enforce the terms of this Agreement.

4.2.7        Executive also agrees to keep the Company advised of his home and business address for a period of three (3) years after termination of Executive’s employment hereunder, so that the Company can contact Executive regarding his continuing obligations provided by this Agreement. In the event that Executive’s employment hereunder is terminated, Executive agrees to grant consent to notification by the Company to Executive’s new employer about his obligations under this Agreement.

4.3.          Consulting. During the sixty (60) day period following any termination of this Agreement pursuant to Section 4.1.3, Section 4.1.4, Section 4.1.5, Section 4.1.6, or Section 4.1.8(b), and provided that Company and Executive have no disputes regarding the payment of any severance amounts under this Agreement, Executive shall be available, subject to his other reasonable commitments or obligations made or incurred in mitigation of the termination of his employment, by telephone, email or fax, as a consultant to the Company, without further compensation, to consult with its officers and directors regarding projects and/or tasks as defined by the Board. In no extent shall the consulting services required pursuant to this Section 4.3 exceed 80 hours.

4.4.          Treatment of Equity. To the extent not specifically provided for herein, the vesting and exercisability of equity and equity-based awards (if any) held by the Executive at termination, and all other terms of such equity and equity-based awards (if any), shall be governed by the Equity Agreements.

ARTICLE V.
INVENTIONS

5.1.          Inventions in General. As described in further detail in this ARTICLE V, all processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company. Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

5.2.          Inventions Retained and Licensed. Executive has attached hereto, as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by Executive prior to his employment with the Company to which Executive has any right, title or interest, which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, Executive represents and warrants that there are no such Prior Inventions. Furthermore, Executive represents and warrants that the inclusion of any Prior Inventions from Exhibit A of this Agreement will not materially affect his ability to perform all obligations under this Agreement. If, in the course of Executive’s employment with the Company, Executive incorporates into or uses in connection with any product, process, service, technology or other work by or on behalf of Company any Prior Invention, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such product, process, service, technology or other work and to practice any method related thereto.

5.3.          Assignment of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of his right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under patent, copyright or similar laws, which Executive may solely or jointly conceive, develop, or reduce to practice, or cause to be conceived, developed, or reduced to practice, during his employment with the Company, or with the use of Company’s equipment, supplies, facilities, or Confidential/Trade Secret Information (collectively referred to as “Conceived Inventions”). All Conceived Inventions that Executive conceives, reduces to practice, develops or has developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”). Executive also agrees to irrevocably assign (or cause to be irrevocably assigned) and hereby irrevocably assigns to the Company all right, title and interest in all Conceived Inventions and any copyrights, patents, trademarks, trade secrets, mask work rights, moral rights and intellectual property and other rights (“Intellectual Property Rights”). Executive understands and agrees that the decision whether or not to commercialize or market any Conceived Inventions is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to Executive as a result of the Company’s efforts to commercialize or market any such Conceived Inventions.

5.4.          Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Conceived Inventions; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Conceived Inventions. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Conceived Inventions, even after termination of Executive’s work on behalf of the Company. “Moral Rights” means any rights to claim authorship of any Conceived Inventions, to object to or prevent the modification of any Conceived Inventions, or to withdraw from circulation or control the publication or distribution of any Conceived Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

5.5.          Inventions Assigned to the United States. Executive agrees to assign to the United States government all of his right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

5.6.          Maintenance of Records. Executive agrees to keep and maintain adequate, current, accurate, and authentic written records of all such Conceived Inventions, which may be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company and which will be available to and remain the sole property of the Company at all times.

5.7.          Patent and Copyright Registrations. Executive agrees to take steps that may be necessary to assist the Company, or its designee, at the Company’s expense, in every proper way to complete the transfer of and secure the Company’s rights in the Conceived Inventions, Intellectual Property Rights and any rights relating thereto in any and all countries, including by making the disclosure to the Company of all pertinent information and data with respect thereto, executing all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Conceived Inventions and any rights relating thereto, and by testifying in a suit or other proceeding relating to such Conceived Inventions and any rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature with respect to any Conceived Inventions including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Conceived Inventions, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Conceived Inventions with the same legal force and effect as if executed by Executive.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

ARTICLE VI.
CONFIDENTIAL/TRADE SECRET INFORMATION

AND RESTRICTIVE COVENANTS; NON-COMPETE

6.1.          Applicability of Provisions after Lapse of Agreement. If the Executive’s employment terminates pursuant to Section 4.1.8 of this Agreement, then the Company must elect whether the provisions of this Section 6.1 shall apply or not apply after Executive’s termination of employment. The Company agrees that in the event the Company elects that this Section 6.1 applies, then notwithstanding anything herein to the contrary, (a) the provisions of Sections 6.3, 6.8, and 6.9 below shall not apply to Executive after the Termination Date, and the Company abrogates its rights to enforce such provisions after his termination; and (b) the Executive agrees that the provisions of Section 4.2.3 shall not apply and instead the provisions of Section 4.2.2 shall apply. Executive agrees that in the event the Company elects that this Section 6.1 shall not apply after Executive’s termination of employment, then notwithstanding anything herein to the contrary, the provisions of Sections 6.3, 6.8, and 6.9 below shall continue to apply to Executive after the Termination Date and the Company agrees that it shall continue to be bound by Section 4.2.3.

6.2.          Confidential/Trade Secret Information. During the course of Executive’s employment, Executive will have access to Confidential/Trade Secret Information of the Company and information developed for the Company.

6.3.          Non-Compete. For $10 and in exchange for Executive’s access to Confidential/Trade Secret Information and other good and valuable consideration which Executive acknowledges the receipt and sufficiency of, Executive agrees to (a) devote substantially all of Executive’s business time, energy and efforts to the business of the Company (except as specifically provided for in Section 6.5 below), (b) to use Executive’s best efforts and abilities faithfully and diligently to promote the business interests of the Company and (c) to comply with the other terms and conditions of ARTICLE VI. For so long as Executive is employed hereunder, and for the twelve months following the Termination Date, Executive (whether by himself, through his employers or employees or agents or otherwise, and whether on his own behalf or on behalf of any other Person) shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, renting, aggregating, trading, distributing, marketing, producing, undertaking, developing, supplying, or otherwise dealing with or in Restricted Services or Restricted Products in the Restricted Area.

6.4.          Non-Solicitation During Employment. During his employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment outside the Company.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

6.5.          Restriction on Use of Confidential/Trade Secret Information. Executive agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information does not become generally known to the public:

(i)            Non-Disclosure. Executive agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive’s job duties to the Company under this Agreement or as otherwise allowed pursuant to the terms of this Agreement; and

(ii)           Non-Removal/Surrender. Executive agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement and except as needed in any legal action to enforce the terms of this Agreement. Executive further agrees that he shall surrender to the Company and/or destroy all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his employment with the Company, and that he shall not thereafter retain any copies of any such materials except as needed in any legal action to enforce the terms of this Agreement.

6.6.          Other Activities. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

6.6.1        make and manage personal business investments of Executive’s choice without consulting the Board;

6.6.2        serve in any capacity with any non-profit civic, educational or charitable organization; and

6.6.3        undertake any other actions, business transactions, agreements and undertakings of which the Executive has received approval of the Related Party Transaction Committee (as defined below) or the Audit Committee of the Company, to enter into and/or undertake, provided that

6.6.4        Executive shall undertake only such actions or services that do not interfere with the Executive’s obligations hereunder.

6.7.          Prohibition Against Unfair Competition. Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information.

6.8.          Non-Solicitation of Customers. Executive agrees that during the twelve-month period following the Termination Date, he will not, for any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, (i) directly or indirectly accept or solicit, in any capacity, Restricted Services or Restricted Products or (ii) solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their use of Restricted Products or Restricted Services.

6.9.          Non-Solicitation of Employees. Executive agrees that during the twelve-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

6.10.        Former Employer Information. Executive agrees that he will not, during his employment with the Company, improperly use or disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other third party person or entity and that Executive will not bring onto the premises of the Company or transfer onto the Company’s technology systems any proprietary information or trade secrets belonging to any such former or concurrent employer or third party person or entity, unless consented to in writing by both Company and such employer, person or entity.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

6.11.        Third Party Information. Executive acknowledges that the Company may have received and in the future may receive from third parties associated with the Company (including, but not limited to, the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”)) confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices, technology, or requirements of Associated Third Parties, or other information related to the business conducted between the Company and Associated Third Parties. Executive agrees that Associated Third Party Confidential Information is Confidential/Trade Secret Information, and at all times during Executive’s employment with the Company and thereafter, Executive agrees to hold in the strictest confidence, and not to use or to disclose to any Person any Associated Third-Party Confidential Information, except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such Associated Third Parties.

6.12.        Immunity From Liability for Certain Confidential Disclosures and Certain Allowed Disclosures. Executive acknowledges, agrees, and understands that (i) nothing in this Agreement prohibits him from reporting to any governmental authority or attorney information concerning suspected violations of law or regulation, provided that Executive does so consistent with 18 U.S.C. § 1833, and (ii) Executive may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided that Executive does so consistent with 18 U.S.C. § 1833.

6.13.        Conflict of Interest. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. If the Company or the Executive has any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the Related Party Transaction Committee or Audit Committee of the Company for consideration and approval or non-approval, which approval or non-approval the Executive agrees shall be binding on the Executive.

6.14.        Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this ARTICLE VI or ARTICLE V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business and are (i) reasonable given Executive’s role with the Company, and are necessary to protect the interests of the Company and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever.

6.15.        Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this ARTICLE VI or ARTICLE V would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Executive further agrees that the restricted period set forth in this ARTICLE VI or ARTICLE V shall be tolled, and shall not run, during the period of any breach by Executive of any of the covenants contained this ARTICLE VI or ARTICLE V, as applicable. Finally, no other violation of law attributed to the Company, or change in the nature or scope of Executive’s employment or other relationship with the Company, shall operate to excuse Executive from the performance of his obligations under this ARTICLE VI or ARTICLE V. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

6.16.         Response to Legal Process; Allowable Disclosures. Notwithstanding any other term of this Agreement (including this ARTICLE VI or ARTICLE V), including any exhibit hereto, (a) the Executive may respond to a lawful and valid subpoena or other legal process relating to the Company or its business or operations; provided that the Executive shall: (i) give the Company the earliest possible notice thereof; (ii) as far in advance of the return date as possible, at the Company’s sole cost and expense, make available to the Company and its counsel the documents and other information sought; and (iii) at the Company’s sole cost and expense, assist such counsel in resisting or otherwise responding to such process, or (b) the Executive’s reporting of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act, or any other whistleblower protection provisions of state or federal law or regulation shall not violate or constitute a breach of this Agreement. Nothing contained in this Agreement (or any exhibit hereto) shall be construed to prevent the Executive from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Executive from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Exchange Act or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

ARTICLE VII.
INDEMNIFICATION

7.1.          Required Indemnification. The Company agrees to indemnify Executive and hold Executive harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by the Nevada Revised Statutes, and by the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time, and pursuant to any indemnification agreement between Executive and the Company.

7.2.          In Addition to Other Obligations. The indemnification provision of this ARTICLE VII shall be in addition to any liability which the Company may otherwise have to Executive.

7.3.          Notification and Required Actions. If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify the Company with reasonable promptness. Executive shall have the right to retain counsel of Executive’s own choice to represent Executive and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Executive made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the Nevada Revised Statutes and the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time.

ARTICLE VIII.
ARBITRATION

8.1.          Scope. To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

8.2.          Mediation and Arbitration Procedure. Before bringing any dispute to arbitration, and presuming that there is sufficient time prior to expiration of the limitations period to do so, the Parties agree that they will first mediate that dispute in good faith. They will agree on the mediator and split equally the costs of mediation. To commence any such arbitration proceeding, the Party commencing the arbitration must provide the other Party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other Party of the substance of such claims, and file this notice with the American Arbitration Association (“AAA”). The arbitration will be conducted in such location as mutually agreed upon by the Company and the Executive, provided that if such parties cannot mutually agree on a location, the arbitration shall be conducted in the city where the Company’s principal business location is located, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the AAA. The Arbitrator is to be selected by the mutual agreement of the Parties using the AAA procedures. If the Parties cannot agree, the AAA will select the arbitrator. The Parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Texas, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The Parties shall split equally the costs in the arbitration and, should the arbitrator find reasonable grounds for doing so, the arbitrator may order the losing Party in the arbitration hearing to bear the full costs of the arbitration filing and hearing fees and the cost of the arbitrator, including requiring such losing Party to reimburse the winning Party for such costs and expenses as previously paid.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

8.3.          Limitations Period; Deadline to Assert Claims. Executive and the Company and its affiliates agree that arbitration of any disputes, claims, or controversies shall be initiated within one year of the act or occurrence giving rise to the dispute, claim or controversy, even though that deadline is or may be shorter than the period provided by statutes of limitations that would apply in the absence of this Section. Any claim that is not asserted in an arbitration within one (1) year of the act or occurrence giving rise to it shall be deemed waived. In order to effectuate this waiver of limitations, the Company waives its right to argue that Executive may not proceed with his claim(s) due to his failure to file any charge or complaint with a government agency having jurisdiction of his claim(s) under state and federal laws, such as the Equal Employment Opportunity Commission, Texas Workforce Commission-Civil Rights Division, or Occupational Safety and Health Administration.

ARTICLE IX.
MISCELLANEOUS

9.1.          Binding Effect; Assignment. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. Any such successor will within a reasonable period of becoming the successor assume in writing and be bound by all of the Company’s obligations under this Agreement. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement. Executive may not assign any of his rights or obligations under this Agreement.

9.2.          Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by email and confirmed within 48 hours by letter mailed or delivered to the Party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other Party set forth or to such other address as may be specified by notice given in accordance with this Section 9.2:

If to the Company:	Vertex Energy, Inc. 1331 Gemini Street, Suite 250 Houston, Texas 77058 Telephone: (866) 660-8156 Attention: Secretary

If to the Executive:	Joshua D. Foster (Address and contact information on file)

9.3.          Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, provided that should a court of competent jurisdiction determine that the scope of any provision of this Agreement is too broad to be enforced as written, the Parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the Parties intend that the affected provision be enforced as so amended.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

9.4.          Waiver. No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

9.5.          Entire Agreement. This Agreement, along with the Equity Agreements, sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

9.6.          Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties and approved by the Committee or the Board of Directors.

9.7.          Authority. The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

9.8.          Attorneys’ and Arbitration Fees. Except as prohibited by law, if either Party hereto commences an arbitration or other action against the other Party to enforce any of the terms hereof, each Party shall pay its own costs and attorney’s fees, if any. If, however, any Party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award reasonable attorneys’ fees to the prevailing party to the extent permitted by law.

9.9.              Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

9.10.        Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

9.11.        Survival. The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under ARTICLE V and ARTICLE VI of this Agreement.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

9.12.        Section 280G Safe Harbor Cap. In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to the Agreement or any other agreement between Executive and the Company, or any person or entity that acquires ownership or effective control the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to the Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under ARTICLE IV, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). In making such determinations, the Accounting Firm shall allocate payments hereunder to Executive’s covenants under ARTICLE VI and to services provided or required to be provided following a Change of Control to the maximum extent permissible. If the Accounting Firm determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 9.12 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Executive shall not be required to repay the Excess Payment (if Executive has already repaid such amount, the Company shall refund the amount to the Executive), and the Company shall pay Executive an amount equal to the difference between the Total Payments and the Safe Harbor Cap (provided that such amount has previously been repaid by the Executive or not previously paid by the Company).

9.13.        Section 409A Compliance.

9.13.1      This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder. This Agreement shall be construed and administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement shall be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

9.13.2      Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death. To the extent that the foregoing applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six-Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth-month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six-Month Period.

9.13.3      To the extent required to avoid taxation under Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)            the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)           any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

9.13.4      any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

9.14.        Withholding of Taxes and Other Executive Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal Executive deductions made with respect to the Company’s Executives generally.

9.15.        Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback (a) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule or any other applicable law; and/or (b) any policy adopted by the Company and applicable generally to Executive and other officers of the Company, relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to Executive by the Company or its subsidiaries or any of their respective affiliates, as applicable, as may be amended from time to time.

9.16.        Legal Counsel. Executive acknowledges and warrants that (A) he has been advised that Executive’s interests may be different from the Company’s interests, (B) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice, (C) that Executive fully understands the terms and contents of this Agreement and the exhibits hereto, and (D) he knowingly and voluntarily entered into this Agreement. The Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement. Executive understands and agrees that any attorney retained by the Company who has discussed any term or condition of this Agreement with Executive or its advisor is only acting on behalf of the Company and not on its behalf.

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

9.17.        Right to Negotiate. Executive hereby acknowledges that Executive has been given the opportunity to participate in the negotiation of the terms of this Agreement. Executive acknowledges and confirms that he has read this Agreement and fully understands its terms and contents.

9.18.        Voluntary Nature of Agreement. Executive acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

9.19.        Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, ..tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

This Agreement contains provisions requiring binding arbitration of disputes. By signing this Agreement, Executive acknowledges that he (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”
VERTEX ENERGY, INC.
a Nevada corporation

	By:	/s/ Chris Carlson
Name: Chris Carlson
Title: Chief Financial Officer

“EXECUTIVE”
/s/ Joshua D. Foster
Joshua D. Foster
(Address and contact information on file)

August 29, 2024	Executive Employment Agreement	Initials /s/ JF

Joshua D. Foster

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

________	No inventions or improvements

________	Additional Sheets Attached

Signature of Executive:    /s/ Joshua D. Foster

Print Name of Executive: Joshua D. Foster

Date: 8/30/24